Exhibit 5.1

[Simpson Thacher & Bartlett LLP Letterhead]

              March 19, 2004

Hovnanian Enterprises, Inc.
10 Highway 35
P.O. Box 500
Red Bank, New Jersey 07701

Ladies and Gentlemen:

        We have acted as counsel to Hovnanian Enterprises, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to 8,000,000 shares of Class A Common Stock, par value $0.01 per share, and 8,000,000 shares of Class B Common Stock, par value $0.01 per share, of the Company (collectively, the "Shares"), in connection with the 1999 Hovnanian Enterprises, Inc. Stock Incentive Plan (as Amended and Restated) (the "1999 Plan") and the Hovnanian Enterprises, Inc. Senior Executive Short-Term Incentive Plan (as Amended and Restated) (together with the 1999 Plan, the "Plans").

        We have examined copies of the Plans, the Registration Statement and specimen certificates representing the Common Stock of the Company. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

        In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when appropriate action has been taken by the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company or, in the case of the 1999 Plan, another committee designated by the Compensation Committee of the Board of Directors of the Company, and when such Shares have been awarded, granted or issued to participants in the Plans ("Participants"), or issued upon exercise of options granted to Participants, in each case in accordance with the provisions of the Plans, any newly issued Shares to be so awarded, granted or issued to such Participants will be validly issued, fully paid and nonassessable.

        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP